EXHIBIT 99.3






FOR IMMEDIATE RELEASE:


                             AMERICAN RADIO SYSTEMS
                           ANNOUNCES PRIVATE PLACEMENT


Boston, Massachusetts -- June 10, 1996 -- American Radio Systems Corporation (NASDAQ: AMRD), a national radio broadcasting company, announced today that it is seeking to raise approximately $125 million through an institutional private placement of its convertible preferred stock. Completion of the offering is expected later this month, subject to market conditions. Proceeds will be used to financing pending acquisitions of radio stations. The securities being offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.